Exhibit 99.2

Investor Update - January 26, 2023

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex). Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska) and Horizon Air (Horizon).
Q1 AND FULL YEAR 2023 OUTLOOK
In 2023 we are returning to year-over-year comparisons for guidance purposes (e.g. 2022 as the comparison year). Recovery patterns were non-linear in 2022, in part due to industry volatility and disruptions from Omicron, pilot staffing challenges, and weather-related events. Where useful in our forward-looking guidance, we will include sequential commentary or comparisons against 2019.

	Q1 2023 Expectation	Full Year 2023 Expectation
Capacity (ASMs) % change versus 2022	Up 11% to 14%	Up 8% to 10%
Total revenue % change versus 2022	Up 29% to 32%	Up 8% to 10%
CASMex % change versus 2022	0% to down 2%	Down 1% to 3%
Economic fuel cost per gallon	$3.15 to $3.35	$3.10 to $3.30(a)
Adjusted pre-tax margin %	(1%) to (4%)	9% to 12%
Earnings per share		$5.50 to $7.50
Capital Expenditures		$1.8 to 2.0 billion
(a) Represents our fuel cost planning assumption based on recent trends in jet fuel and refining margin costs, as well as the current forward curve.

After several challenging and volatile recovery years, we are pleased to provide full year earnings per share guidance of $5.50 to $7.50 for 2023, which implies restoration to 2019 EPS levels at the midpoint. As we shared in our December investor update, our 2023 plans include expanding adjusted pre-tax margins versus 2022, growing capacity between 8% and 10%, and reducing CASMex on a year-over-year basis between 1% and 3%. Along with our newly introduced EPS guidance, we are reiterating those expectations today.

Our adjusted pre-tax margin guidance reflects non-operating expense of approximately $60 million in 2023. The driver of the increase compared to prior year is pension expense, which has grown materially due to increases in interest rates between December 2021 and December 2022.

With January nearly complete, demand remains strong and passenger booking patterns are keeping pace with scheduled capacity. We have flown our last Airbus A320 revenue service flight and will retire our last Q400 this week, marking two major phases of our single-fleet initiative complete. Ten remaining A321neo aircraft will fly in our operating fleet through the end of 2023 or until we finalize arrangements to retire the aircraft, whichever is sooner.

For Q1 we expect to grow capacity 11% to 14%, which at the midpoint represents a sequential increase from Q4 2022 of approximately 3%. Total revenue is expected to be up 29% to 32% in Q1 2023. As a result, first quarter unit revenues are expected to be up in the mid-teen percentages versus 2022, continuing the strong pricing trends we experienced throughout the second half of 2022.